Exhibit 99.1

INDEX TO COMBINED FINANCIAL STATEMENTS OF
CONNECT AND PIPER BUSINESS OF ICONTROL NETWORKS, INC.
Audited Combined Financial Statements for the Years Ended December 31, 2016, 2015 and 2014

Exhibit 99.1 / Page 1.

Report of Independent Auditors

The Board of Directors and Stockholders
Alarm.com Holdings, Inc.
We have audited the accompanying combined financial statements of the Connect and Piper Business of Icontrol Networks, Inc., which comprise the combined balance sheets as of December 31, 2016 and 2015, and the related combined statements of comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2016, and the related notes to the combined financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Connect and Piper Business of Icontrol Networks, Inc. at December 31, 2016 and 2015, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2016 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Jose, California
May 23, 2017

Exhibit 99.1 / Page 2.

Connect and Piper Business of Icontrol Networks, Inc.
Combined Statements of Comprehensive Loss
(in thousands)

	Year Ended December 31,
	2016	2015	2014

Revenue	$51,890	$44,170	$25,706
Cost of revenue	12,778	12,575	6,291
Operating expenses:
Sales and marketing	7,343	9,491	3,891
General and administrative	5,669	7,242	4,902
Research and development	17,777	17,865	14,157
Amortization of acquired intangible assets	1,159	1,403	1,078
Transaction costs	8,089	—	—
Total operating expenses	40,037	36,001	24,028
Operating loss	(925)	(4,406)	(4,613)
Other expense, net	(38)	(3)	(17)
Loss before income taxes	(963)	(4,409)	(4,630)
Provision for income taxes	(283)	(246)	(159)
Net loss and comprehensive loss	$(1,246)	$(4,655)	$(4,789)

See accompanying notes to the combined financial statements.

Exhibit 99.1 / Page 3.

Connect and Piper Business of Icontrol Networks, Inc.
Combined Balance Sheets
(in thousands)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$105	$210
Accounts receivable	8,265	7,664
Inventory	797	2,299
Other current assets	283	1,185
Total current assets	9,450	11,358
Property and equipment, net	362	720
Goodwill	11,773	11,773
Intangible assets, net	1,472	2,631
Other assets	116	115
Total Assets	$23,173	$26,597
Liabilities and Equity
Current liabilities:
Accounts payable	$801	$805
Accrued expenses and other current liabilities	1,067	1,118
Accrued compensation	1,571	1,135
Deferred revenue, current	1,008	1,784
Total current liabilities	4,447	4,842
Deferred revenue	1,841	2,468
Other liabilities	916	999
Total Liabilities	7,204	8,309

Commitments and contingencies (Note 9)

Equity	15,969	18,288
Total Liabilities and Equity	$23,173	$26,597

See accompanying notes to the combined financial statements.

Exhibit 99.1 / Page 4.

Connect and Piper Business of Icontrol Networks, Inc.
Combined Statements of Changes in Equity
(in thousands)

Icontrol Net Investment (Equity)
Balance, January 1, 2014	$(1,112)
Net loss	(4,789)
Transactions with Icontrol, net	22,970
Balance, December 31, 2014	17,069
Net loss	(4,655)
Transactions with Icontrol, net	5,874
Balance, December 31, 2015	18,288
Net loss	(1,246)
Transactions with Icontrol, net	(1,073)
Balance, December 31, 2016	$15,969

See accompanying notes to the combined financial statements.

Exhibit 99.1 / Page 5.

Connect and Piper Business of Icontrol Networks, Inc.
Combined Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2016	2015	2014
Operating activities:
Net loss	$(1,246)	$(4,655)	$(4,789)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	383	399	210
Amortization of intangible assets	1,159	1,403	1,078
Provision for excess inventory	—	750	—
Loss on disposal of property and equipment	2	—	—
Stock-based compensation	123	148	136

Changes in operating assets and liabilities:
Accounts receivable	(602)	(2,164)	(2,438)
Inventory	1,503	(1,496)	(1,181)
Other current assets	902	273	(20)
Other assets, long term	—	(6)	103
Accounts payable	(7)	(168)	503
Accrued expenses and other current liabilities	384	691	(126)
Deferred revenue	(1,401)	(440)	(1,019)
Other liabilities	(84)	(1)	(116)
Net cash provided by (used in) operating activities	1,116	(5,266)	(7,659)

Investing activities:
Purchases of property and equipment	(25)	(399)	(654)
Payments made in connection with business acquisition, net of cash acquired	—	—	(12,883)
Net cash used in investing activities	(25)	(399)	(13,537)

Financing activities:
Transactions with Icontrol, net	(1,196)	5,726	21,345
Net cash (used in) provided by financing activities	(1,196)	5,726	21,345

Net (decrease) increase in cash and cash equivalents	(105)	61	149
Cash and cash equivalents at beginning of year	210	149	—
Cash and cash equivalents at end of year	$105	$210	$149

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$295	$274	$186
Non-cash financing and investing activities:
Property and equipment purchased and unpaid at period-end	$2	$39	$83

See accompanying notes to the combined financial statements.

Exhibit 99.1 / Page 6.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements
December 31, 2016, 2015 and 2014

1. Basis of Presentation

On June 23, 2016, Icontrol Networks, Inc. (“Icontrol”) signed an Asset Purchase Agreement pursuant to which Alarm.com Holdings, Inc. (“Alarm.com”) would purchase certain assets and assume certain liabilities of the "Connect" line of business of Icontrol and all of the outstanding equity interests of two subsidiaries through which Icontrol conducts its "Piper" line of business. The combined businesses of Connect and Piper will herein be referred to as the “Business.” On March 8, 2017, Alarm.com completed the acquisition of the Business.

The Business provides a software and services solution for security markets. The Connect business provides an interactive security and home automation software platform to home security companies who offer their customers next-generation interactive home security, remote home monitoring, home management and control, and energy management. The Piper business designs, produces and sells a remote-presence and smart home hardware unit called Piper, used for security and monitoring functions.

The accompanying combined financial statements have been prepared from Icontrol’s historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from Icontrol. Accordingly, Icontrol’s net investment in these operations is shown in lieu of stockholders’ equity in the combined financial statements. The combined financial statements include the historical operations, assets, and liabilities, from within the Icontrol legal entities that are considered to comprise the Business. The historical results of operations, financial position and cash flows of the Business represented in the financial statements may not be indicative of what they would have been had the Business actually been a separate stand-alone entity during such periods, nor are they necessarily indicative of the Business’s future results of operations, financial position and cash flows.

The combined financial statements include costs for services provided by Icontrol including, but not limited to, product management, facilities and project management. Historically, these costs were charged to the Business on a basis determined by Icontrol to reflect a reasonable allocation of the actual costs incurred to perform these services. In addition, Icontrol allocated indirect general and administrative costs to the Business for certain functions provided by Icontrol.

Current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the Business by applying a separate return methodology, as if the entities were separate taxpayers in the respective jurisdictions, and by applying Accounting Standards Codifications (“ASC”) Topic 740, “Income Taxes”.

Icontrol uses a centralized approach to cash management and financing its operations. Accordingly, none of the Icontrol cash, debt and related interest expense resulting from transactions with Icontrol has been allocated to the Business in the combined financial statements. Such transactions between Icontrol and the Business are accounted for through Icontrol net investment.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. All of the allocations and estimates in the combined financial statements are based on estimates and assumptions that management believes are reasonable based on available information. However, the combined financial statements included herein may not be indicative of the financial position, results of operations and cash flows of the Business in the future or if the Business had been a separate, stand-alone entity during the periods presented.

2. Summary of Significant Accounting Policies

Principles of Combination

The combined financial statements include the combined assets, liabilities, revenues and expenses related to the Business as described. All intercompany amounts and transactions have been eliminated in the preparation of the combined financial statements. All significant intercompany transactions with Icontrol are deemed to have been paid in the period the cost was incurred. These combined financial statements have been prepared in accordance with U.S. GAAP.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, determination of revenue recognition, allowance for doubtful accounts, goodwill and intangible valuation, the fair value of stock awards, inventory valuation, estimates of warranty liability, accounting for income taxes and loss contingencies. These estimates and assumptions are based on management’s best judgment in light of available information.

Exhibit 99.1 / Page 7.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

Management evaluates its estimates and assumptions using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Business to significant concentrations of credit risk consist of accounts receivable.

The Business performs ongoing credit evaluations of customers to assess the probability of the accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. The Business generally does not require collateral. The Business maintains reserves for potential credit losses on customer accounts when deemed necessary. There were no credit losses during the years ended December 31, 2016, 2015 and 2014.

A customer accounted for greater than 70% but not more than 80% of total revenue for the years ended December 31, 2016 and 2015 and the same customer accounted for 75% but not more than 85% of total revenue for the year ended December 31, 2014. Accounts receivable from the same customer was greater than 75% but not more than 85% of total accounts receivable as of December 31, 2016, 2015 and 2014.

Cash and Cash Equivalents

The Business considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The only cash included in the combined financial statements is held in a separate account and relates specifically to the Business.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their relatively short-term maturities and are classified as short-term assets and liabilities.

Fair Value

The Business accounts for certain financial assets at fair value. The Business determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, as determined by either the principal market or the most advantageous market. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. These levels are:

•	Level 1 - Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•	Level 2 - Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

•	Level 3 - Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Observable inputs are based on market data obtained from independent sources.

Revenue Recognition

The Business generates revenue from the sales of hardware, software, maintenance and support (post-contract customer support or “PCS”) arrangements, consulting and professional services. The Business’s software license agreements generally include PCS for the term of the arrangement and hardware deliverables typically include proprietary operating system software, which together deliver the essential functionality of these products.

The Business recognizes revenue when all of the following criteria are met:

•Persuasive evidence of an arrangement exists
•Delivery has occurred
•The fee is fixed or determinable
•Collectability is reasonably assured

Exhibit 99.1 / Page 8.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

Software and Software-Related Deliverables

The Business enters into software license agreements with distribution partners, who offer the Business’s solution to their end-users as part of their products and services.  Such agreements generally include multiple deliverables: license fees for software, PCS, and professional services.

For these arrangements, the Business generally recognizes revenue ratably over the service period if the agreement has additional undelivered elements for which the Business does not have vendor specific objective evidence ("VSOE") of the fair value of the various elements.  The service period is the period during which the services are expected to be performed or the PCS period, whichever is longer, once the software license has been delivered and the provision of services has commenced assuming all other revenue recognition criteria have been met. If the agreement has an acceptance period, the estimated term for revenue recognition purposes begins upon the earlier of customer acceptance or the expiration of the acceptance period. The term of agreement is typically between three to five years.

Under the Business’s software license arrangements, multiple contracts with a single customer or amendments to existing contracts with the same customer are evaluated as to whether they should be recognized as separate arrangements or considered linked based on an evaluation of several factors including, but not limited to, the timing of when contracts were negotiated and executed, whether the software is interdependent in terms of design, technology or function and whether payment terms coincide.  If contracts are considered linked, they are accounted for as one arrangement and fees are recognized over the longest service period.  If contracts are considered separate arrangements, fees in each arrangement are recognized over the respective service periods.

Royalty revenue without any additional elements is recognized in the quarter in which the Business receives a report from a licensee detailing the shipments of products incorporating the Business’s technology, which is generally in the quarter or in the quarter following the licensee’s sale of the product to its customer. Royalties are calculated either as a percentage of the revenue received by the seller on sales of such products or on a per unit basis, as specified in the Business’s agreement with the licensee.

For stand-alone sales of professional services, revenue is generally recognized when the services are completed assuming all other revenue recognition criteria have been met.

Non-Software and Related Deliverables

The Business recognizes product revenue for the sale of hardware devices at the time of shipment provided that all other revenue recognition criteria have been met. Revenues from distributors with rights to return unsold products are recognized only when the distributor reports that the product has been sold through, provided that all other revenue recognition criteria have been met. The Business obtains sell-through information from these distributors.

For sales of its hardware devices, the Business may from time to time provide future unspecified software upgrades and features to the essential software bundled with each of these hardware products free of charge to customers. The Business also provides various non-software services to owners of its hardware devices. The Business has identified up to three deliverables regularly included in arrangements involving the sale of these devices. The first deliverable is the hardware and software essential to the functionality of the hardware device delivered at the time of sale. The second deliverable is the embedded right included with the purchase of its hardware devices to receive on a when-and-if-available basis, future unspecified software upgrades and features relating to the product’s essential software. The third deliverable relates to the non-software services to be provided to owners of the hardware devices. The Business allocates revenue between these deliverables based on fair value using the relative selling price method.

For multi-element arrangements that include hardware products containing software essential to the hardware product’s functionality, and related undelivered non-software services, the Business allocates revenue to all deliverables based on their relative selling prices. In such circumstances, the Business uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price (“TPE”) and (iii) best estimate of selling price (“BESP”). VSOE generally exists only when the Business sells the deliverable separately and is the price actually charged by the Business for that deliverable. BESPs reflect the Business’s best estimates of what the selling prices of elements would be if they were sold regularly on a stand-alone basis.

Revenue allocated to the delivered hardware and the related essential software is recognized at the time of sale provided the other conditions for revenue recognition have been met. Revenue allocated to the embedded unspecified software upgrade rights and the non-software services is deferred and recognized on a straight-line basis over the estimated period the software upgrades and non-software services are expected to be provided for each of these devices, which is typically three years.

Exhibit 99.1 / Page 9.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

Deferred Revenue

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from the Business’s license agreements and is recognized as the revenue recognition criteria are met. Amounts expected to be recognized as revenue within one year are classified as short term, with the remaining amounts classified as long term.

Customer Returns

Estimates of future customer returns are largely based on historical experience of consumer returns of hardware products within the 30 day return period beginning from the date of purchase. Accruals for future customer returns totaled $0.1 million and $0.1 million at December 31, 2016 and 2015, respectively, and these amounts are separate and distinct from provisions made for estimated future warranty claims discussed in Note 9. The Business periodically assesses the adequacy of its recorded customer returns liability and adjusts the amounts as necessary.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the combined statements of cash flows. The Business maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the customers’ financial condition, the amount of receivables in dispute, the current receivables aging, and current payment patterns. The Business reviews its allowance for doubtful accounts monthly. Past-due balances over 90 days and over a specified amount are reviewed individually for collectability. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There was no allowance for doubtful accounts as of December 31, 2016 and 2015. The Business does not have any off-balance-sheet credit exposure related to its customers.

Inventory

Inventory is carried at the lower of cost or market, on a first-in, first-out basis. The Business evaluates inventory for excess and obsolete products, based on management’s assessment of future demand, market conditions and technical obsolescence. At December 31, 2016 and 2015, inventory was predominately comprised of finished goods and balances include inventory held by channel partners for whom revenue is recognized only upon sell through to their customers.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination and is not subject to amortization. Goodwill is not amortized, but is tested for impairment annually or if certain circumstances indicate a possible impairment may exist. The Business may first assess qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test included in U.S. GAAP. To the extent the assessment identifies adverse conditions, or if the Business elects to bypass the qualitative assessment, goodwill is tested for impairment at the reporting unit level using a two-step approach. In testing for a potential impairment of goodwill, the Business first compares the carrying value of the reporting unit to its estimated fair value. If the estimated fair value is less than the carrying value, then potential impairment exists. The amount of any impairment is then calculated by determining the implied fair value of goodwill using a hypothetical purchase price allocation, similar to that which would be applied if it were an acquisition and the purchase price was equivalent to fair value as calculated in the first step. Impairment is equivalent to any excess of goodwill carrying value over its implied fair value.

The chief operating decision maker of the Business is Icontrol's chief executive officer. Management determined that the chief operating decision maker reviews the operating results of the Business as a whole to assess performance and make decisions regarding the allocation of resources. Accordingly, the Business has determined that it operates as one segment and has one reporting unit, which is the combined entity. Based on the results of the Business’s annual goodwill impairment testing, there was no indication of impairment as of December 31, 2016 or 2015.

Exhibit 99.1 / Page 10.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

Intangible Assets and Other Long-Lived Assets

Intangible assets with finite useful lives are amortized over their estimated useful life. The Business periodically evaluates long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that a potential impairment may have occurred. If such events or changes in circumstances arise, the Business compares the carrying amount of the long-lived assets to the estimated future undiscounted cash flows expected to be generated by the long-lived assets. If the estimated aggregate undiscounted cash flows are less than the carrying amount of the long-lived assets, an impairment charge, calculated as the amount by which the carrying amount of the assets exceeds the fair value of the assets, is recorded. The fair value of long-lived assets is determined based on the estimated discounted cash flows expected to be generated from the assets. The Business has reviewed events and changes to its business and has determined that there were no impairments to its intangible assets and other long-lived assets during the years ended December 31, 2016, 2015 and 2014.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation on property and equipment is calculated on the straight‑line method over the estimated useful lives of the respective assets, generally three years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the leased assets or the lease term. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in the combined statement of operations for the period realized.

Equity (Icontrol Net Investment)

The accompanying combined financial statements have been prepared from Icontrol’s historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from Icontrol. Accordingly, Icontrol’s net investment in these operations is shown in lieu of stockholders’ equity in the combined financial statements. Icontrol net investment in the combined balance sheets represents Icontrol’s historical investment in the Business, accumulated net earnings after taxes, and the net effect of the transactions with and allocations from Icontrol. All significant transactions with Icontrol have been included in these combined financial statements. The net effect of the settlement of these intercompany transactions has been included in the combined cash flows as a financing activity within transactions with Icontrol, net and are also reflected in the combined balance sheets within Icontrol net investment.

Stock-Based Compensation Plans and Awards

Certain of the Business’s employees participate in stock compensation plans sponsored by Icontrol. The compensation expense related to these stock-based awards is included in the combined statements of comprehensive loss.

Icontrol measures all stock-based awards, including stock options, based on their estimated fair value on the grant date for awards to employees and on the date services are provided for awards to non-employees. The measurement of stock-based compensation for non-employees is subject to periodic adjustments as the options vest, and the expense is recognized over the period services are rendered.

Icontrol uses the Black-Scholes pricing model to determine the fair values of the stock options and amortizes the fair values of stock-based payments on a straight-line basis over the requisite service period (generally the vesting period) for the portion of the stock-based award that is ultimately expected to vest.

Income Taxes

Income taxes, as presented herein, attribute current and deferred income taxes of Icontrol to the Business’s stand-alone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC 740. Accordingly, the Business’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the consolidated financial statements of Icontrol may not be included in the separate financial statements of the Business. Similarly, the tax treatment of certain items reflected in the separate financial statements of the Business may not be reflected in the consolidated financial statements and tax returns of Icontrol; therefore, items such as net operating losses, credit carryforwards, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in Icontrol’s consolidated financial statements.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The Business records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. In assessing whether it is more likely than not that deferred tax assets will be realized, management considers all available evidence, both positive and negative, including the Business’s history of cumulative losses.

Exhibit 99.1 / Page 11.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Business recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that has a greater than 50% likelihood of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Business records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.

Income taxes currently payable are deemed to have been remitted to Icontrol, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from Icontrol in the period that a refund could have been recognized by the Business had the Business been a separate taxpayer.

Research and Development

The Business incurs research and development expenses consisting of employee compensation, information technology, consulting, and facilities-related expenses associated with research and development and product management activities. The Business incurs research and development expenses primarily for improvements and enhancements to its software and development of new products. Costs related to research, design, and development of products are expensed as incurred.

When significant, software development costs are capitalized after establishment of technological feasibility and marketability. Cost capitalization ceases when the product is available for general release to customers. The Business's software is typically developed in an agile environment with frequent revisions to product release features and functions. Agile development results in a short duration between completion of the product specifications and general release of the product. Accordingly, costs subsequent to achieving technological feasibility were not material to the combined financial statements and all software development costs were expensed as incurred for the years ended December 31, 2016, 2015 and 2014.

Advertising Expense

All advertising expenses are expensed as incurred. The Business recognized advertising expenses of $0.6 million, $2.2 million and $0.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Recent Accounting Pronouncements

Adopted

In August 2014, the Financial Accounting Standards Board, (“FASB”), issued Accounting Standards Update, (“ASU”), 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40),” which requires entities to perform interim and annual assessments regarding conditions or events that raise substantial doubt about a company’s ability to continue as a going concern and to provide related disclosures, if applicable. The amendment is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The Business adopted this pronouncement as of December 31, 2016, and concluded there were no events or conditions that raise substantial doubt about its ability to continue as a going concern for the twelve month period after the combined financial statements are issued.

In November 2015, the FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes.” The guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. The Business elected to early adopt this guidance on a prospective basis in the 2015 fiscal year. The adoption of this standard did not have a material impact on the Business’s combined financial statements.

Not yet adopted

In January 2017, the FASB issued ASU 2017-04, "Intangibles - Goodwill and Other (Topic 350) - Simplifying the Test for Goodwill Impairment," which removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment amount will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. For nonpublic entities, the amendment is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2021 with early adoption permitted for goodwill impairment tests performed after January 1, 2017. The Business does not anticipate that adoption of this pronouncement will have an impact on the combined financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments,” which provides guidance on the classification of certain cash receipts and payments in the statement of cash flows with the objective of reducing existing diversity in practice. The amendment is effective for nonpublic entities for fiscal years beginning after December 15, 2018. Early adoption is permitted and the amendment is required to be applied retrospectively to all periods presented. The Business is currently evaluating the effect of adoption on the Business’s combined statement of cash flows.

Exhibit 99.1 / Page 12.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

In March 2016, the FASB issued ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” which simplifies several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For nonpublic entities, this update is effective for annual periods beginning after December 15, 2017, with early adoption permitted. The Business is currently evaluating the effect of adoption on the Business’s combined financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet. The update also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. For nonpublic entities, the amendment will be effective for annual periods beginning after December 15, 2019 with early adoption permitted. The Business is currently evaluating the effect of adoption on the Business’s combined financial statements.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory,” which requires entities to measure most inventory "at the lower of cost and net realizable value," thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market (market in this context is defined as one of three different measures). The guidance does not apply to inventories that are measured by using either the last-in, first-out method or the retail inventory method. Under current guidance, an entity subsequently measures inventory at the lower of cost or market, with market defined as replacement cost provided that it is not above the ceiling (net realizable value) or below the floor (net realizable value less an approximately normal profit margin) which is unnecessarily complex. The amendment does not change other guidance on measuring inventory. For nonpublic entities, the amendment is effective for annual periods beginning after December 15, 2016 with early adoption permitted. The Business does not anticipate that adoption of this pronouncement will have a material effect on the combined financial statements.

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)”. The amendment outlines a new, single comprehensive model for companies to use in accounting for revenue. The core principle is that an entity should recognize revenue to depict the transfer of control over promised goods or services to a customer in an amount that reflects the consideration the entity expects to be entitled to receive in exchange for the goods or services. The amendment also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows from customer contracts, including significant judgments made in recognizing revenue. In 2016 and early 2017, the FASB issued several ASUs that clarified principal versus agent (gross versus net) revenue presentation considerations, confirmed the accounting for certain prepaid stored-value products and clarified the guidance for identifying performance obligations within a contract, the accounting for licenses and partial sales of nonfinancial assets. The FASB also issued two ASUs providing technical corrections, narrow scope exceptions and practical expedients to clarify and improve the implementation of the new revenue recognition guidance. The amendments in these updates are effective for nonpublic entities in annual periods beginning after December 15, 2018. The Business is currently evaluating the effect of adoption on the Business’s combined financial statements.

3. Acquisition of Black Sumac, Inc.

On April 3, 2014 (the “Acquisition Date”), Icontrol acquired Black Sumac, a company based in Ottawa, Ontario Canada, which designs a remote-presence and smart home hardware unit called Piper. Piper is a security and monitoring solution that shares video and alerts to a user's cell phone via mobile application.

In accordance with the terms and subject to the conditions set forth in the Share Purchase Agreement, Icontrol acquired all of the outstanding equity securities of Black Sumac. The acquisition was accounted for as a business combination in accordance with ASC Topic 805, “Business Combinations”.

Icontrol acquired Black Sumac for a total purchase price of $14.7 million, net of cash acquired. The purchase price consisted of $12.9 million of cash, and 12,391,304 shares of common stock valued at $1.8 million, of which 3,260,870 shares were withheld in escrow for 18 months after the Acquisition Date and 2,462,053 shares were issued in the form of restricted common stock to Black Sumac’s employees. The escrow shares were withheld in order to indemnify Icontrol from certain losses that might arise from any inaccuracies or breach of any of Black Sumac's covenants, representations and warranties as of the Acquisition Date and were not treated as contingent consideration. These shares were subsequently fully released from escrow. Icontrol has an option to repurchase the restricted shares at the fair value of the common shares on their issuance date. This repurchase option lapses ratably over 30 months and was terminated in October 2016.

The total purchase price was allocated to the net assets acquired based upon their fair values as of the Acquisition Date as set forth below. The excess of the purchase price over the net assets acquired was recorded as goodwill. The goodwill represents Black Sumac's assembled workforce, its know-how and the business development initiatives that allow Black Sumac to acquire new customers, create new technologies and generate revenue. Goodwill was not deductible for U.S. tax purposes.

Exhibit 99.1 / Page 13.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

The following table summarizes the fair values of the assets acquired and liabilities assumed at the Acquisition Date (in thousands):

2014
Tangible assets acquired	$607
Intangible assets:
Developed technology	3,400
Trade names	300
Non-compete agreement	300
Goodwill	11,773
Current liabilities	(1,638)
Total purchase price	$14,742

The fair values of the acquired intangible assets were determined using Level 3 inputs which are not observable in the market. Details related to estimated useful lives and the valuation techniques utilized for estimating fair value of the intangible assets acquired are shown below:

Intangible Type	Valuation Technique	Estimated Useful Life
Developed technology	Excess earnings method	4 years
Trade names	Relief from royalty method	2 years
Non-compete agreement	Modified discounted cash flow	2 years

4. Other Current Assets

Other current assets consisted of the following as of (in thousands):

	December 31,
	2016	2015
Prepaid expenses	$273	$422
Advance deposit - contract manufacturer	—	731
Other current assets	10	32
Total	$283	$1,185

5. Property and Equipment, Net

Property and equipment, net consisted of the following as of (in thousands):

	December 31
	2016	2015
Computer equipment	$1,182	$1,213
Furniture and fixtures	200	200
Leasehold improvements	33	33
Engineering and manufacturing equipment	351	351
Software	211	198
Office equipment	39	39
Property and equipment, gross	2,016	2,034
Accumulated depreciation and amortization	(1,654)	(1,314)
Total	$362	$720

Exhibit 99.1 / Page 14.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

Depreciation and amortization expense for the years ended December 31, 2016, 2015 and 2014, was $0.4 million, $0.4 million and $0.2 million, respectively.

6. Goodwill and Other Intangible Assets, Net

The Business’s gross carrying amount of goodwill was $11.8 million at both December 31, 2016 and 2015. Goodwill resulted from Icontrol’s acquisition of Black Sumac in April 2014. There have been no adjustments or impairments to goodwill since the acquisition date.

Intangible assets are carried at cost, less accumulated amortization and are amortized on a straight-line basis over the respective estimated useful lives of the assets. The details of intangible assets as of December 31, 2016 and 2015 are as follows (in thousands):

		December 31, 2016
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	4 years	$3,400	$(2,338)	$1,062
Trade names	2 years	300	(300)	—
Intellectual property	3 years	1,171	(761)	410
Non-compete agreement	2 years	300	(300)	—
Total		$5,171	$(3,699)	$1,472

		December 31, 2015
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	4 years	$3,400	$(1,488)	$1,912
Trade names	2 years	300	(262)	38
Intellectual property	3 years	1,171	(527)	644
Non-compete agreement	2 years	300	(263)	37
Total		$5,171	$(2,540)	$2,631

Aggregate amortization expense for amortizing intangible assets was $1.2 million, $1.4 million and $1.1 million for the years ended December 31, 2016, 2015 and 2014, respectively. Expected future amortization expense for the years indicated is as follows (in thousands):

2017	$1,084
2018	388
Total	$1,472

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of (in thousands):

	December 31
	2016	2015
Other accrued professional fees	$121	$278
Accrued royalty payments	46	22
Warranty and return reserves	293	366
Other	607	452
Total	$1,067	$1,118

8. Other Liabilities

Other liabilities consisted of the following as of (in thousands):

Exhibit 99.1 / Page 15.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

	December 31
	2016	2015
Deferred income taxes	$911	$925
Other	5	74
Total	$916	$999

9. Commitments and Contingencies

Operating Leases and Inventory Purchase Commitments

The Business leases office space in California and Ontario, Canada under non-cancelable operating leases that expire on various dates through the year ending December 31, 2019. Future minimum annual lease payments under these non-cancelable operating lease agreements plus 2017 inventory purchase commitments of $1.4 million to a manufacturing partner are as follows (in thousands):

2017	$2,464
2018	85
2019	6
Total minimum lease payments and inventory purchase commitments	$2,555

Rent expense for the years ended December 31, 2016, 2015 and 2014, was $0.8 million, $0.6 million and $0.5 million, respectively.

Legal Matters

In April 2014, a company (Claimant 1) filed a patent infringement action against one of Icontrol's customers. The customer has tendered its defense of this matter to Icontrol, and Icontrol filed its answer to the Complaint in August of 2014. In December 2014, Claimant 1 filed a patent infringement action against another one of Icontrol’s customers, which may seek to enforce indemnification in this matter. In August 2015, Icontrol filed a Declaratory Judgment request against Claimant 1, asking the court to confirm that Icontrol does not infringe certain patents asserted by Claimant 1 in various litigation matters. On March 11, 2016 Icontrol entered into a settlement agreement. The Business’s combined statements of comprehensive loss reflect $0.1 million of allocated expense associated with this settlement for the period ended December 31, 2015.

In September, 2014, Icontrol, filed a Complaint in the United States District Court, District of Delaware, asserting that Zonoff Inc., or Zonoff, infringes certain U.S. Patents owned by Icontrol, all of which are now owned by Alarm.com through a subsidiary. In November, 2015, Icontrol filed a second lawsuit, also in the United States District Court, District of Delaware, alleging that Zonoff infringes additional U.S. Patents owned by Icontrol, now owned by Alarm.com through a subsidiary. The Court held a claim construction hearing in the first case on March 14, 2016 and consolidated the cases on August 1, 2016. Zonoff has not filed any proceedings at the United States Patent Office, or asserted any counterclaims. On March 8, 2017, the Court stayed the case for 60 days pending the close of the Acquisition by Alarm.com.

In September, 2014, Icontrol filed a Complaint in the United States District Court, District of Delaware, asserting that SecureNet Technologies LLC, or SecureNet, infringes certain U.S. Patents owned by Icontrol, patents now owned by Alarm.com through a subsidiary. In March, 2015, Icontrol voluntarily agreed to dismiss the case, reserving the right to refile. In September, 2015, Icontrol refiled the case against SecureNet in the same district court alleging infringement of some of the same patents. SecureNet filed petitions for inter partes review of the patents-in-suit before the PTAB. Proceedings as to one of the patents in suit has been instituted. The PTAB has rejected the remaining applications for inter partes review, and Securenet has appealed the rejection as to one of the patents in suit.

In March and May 2015, a company and its affiliates (Claimant 2) filed patent infringement cases against several of Icontrol’s customers. On June 17, 2016 Icontrol entered into a settlement agreement. The Business’s combined statements of comprehensive loss reflect $1.0 million of allocated expense associated with this settlement for the period ended December 31, 2015.

In July 2015, a company (Claimant 3) filed a patent infringement action against one of Icontrol’s customers. In August 2016, Icontrol entered into a settlement agreement. The Business's combined statements of comprehensive loss reflect less than $0.1 million of allocated expense associated with this settlement for the periods ended December 31, 2016 and 2015, respectively.

The Business is also involved in various legal and regulatory matters arising from the normal course of business activities. The Business records litigation accruals for legal matters which are both probable and estimable. For legal proceedings for which

Exhibit 99.1 / Page 16.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

there is a reasonable possibility of loss (meaning those losses for which the likelihood is more than remote but less than probable), the Business has determined that it does not have material exposure, or it is unable to develop a range of reasonably possible losses. Although no assurance may be given, the Business believes that it is not presently a party to any litigation of which the outcome, if determined adversely, would individually or in the aggregate be reasonably expected to have a material and adverse effect on the Business’s business, operating results, cash flows or financial position. Legal fees are expensed in the period in which they are incurred.

In the ordinary course of business, the Business may provide indemnification of varying scope and terms to customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by the Business, or from intellectual property infringement claims made by third parties. In addition, the Business has entered into indemnification agreements with directors and certain officers and employees that will require the Business, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, or employees.

Warranties

The Business generally offers a limited warranty for its Piper hardware products for a period of up to one year. The Business estimates the costs that may be incurred under its warranties and records a liability for products sold as a charge to cost of revenue. Estimates of future warranty costs are largely based on historical experience of product failure rates and material usage incurred in correcting product failures. The Business periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary.

The warranty liability is included as a component of accrued expenses and other current liabilities in the accompanying combined balance sheets. Changes in the warranty liability during the years ended December 31, 2016 and 2015 were as follows:

	2016	2015
Balance at the beginning of the year	$129	$173
Provisions, net	(29)	9
Obligations fulfilled	(44)	(53)
Balance at end of year	$56	$129

10. Stock-based Compensation Plans and Awards

Stock Option Plans

The Business’s employees participate in two Icontrol stock option plans - the 2003 Stock Plan (the “2003 Plan”) and the 2013 Stock Plan (the “2013 Plan” and collectively referred to with the 2003 Plan as the “Icontrol Plans”). The following disclosures represent the portion of the Icontrol Plans’ expenses maintained by Icontrol, in which the Business’s employees participated. Compensation expense associated with Icontrol corporate employees was allocated to the Business and is included within the combined statements of comprehensive loss. All stock-based awards granted under the Icontrol Plans relate to Icontrol’s stock. As such, all related equity account balances are reflected in Icontrol’s consolidated statements of stockholders’ equity and have not been reflected in the Business’s combined financial statements.

Icontrol Plans

In October 2013, Icontrol’s board of directors adopted the 2013 Plan. In connection with the adoption of the 2013 Plan, Icontrol terminated the 2003 Plan, under which stock options had been granted prior to October 2013. After the termination of the 2003 Plan, no additional options will be granted under the 2003 Plan, but options previously granted will continue to be governed by that plan. In addition, options authorized to be granted under the 2003 Plan, including forfeitures of previously granted awards are authorized for grant under the 2013 Plan. A total of 27,061,627 shares of common stock have been reserved for issuance under the 2013 Plan.

The Icontrol Plans permit the grant of stock options awards to employees, officers, directors and consultants by Icontrol’s board of directors. Such options are to be exercisable at prices, as determined by the board of directors, generally equal to the fair value of Icontrol’s common stock at the date of grant and generally have a contractual term of 10 years. Options granted to employees generally vest over a four-year period, with an initial vesting period of 12 months for 25% of the grant and the remaining 75% of the shares vesting monthly on a ratable basis over the remaining 36 months.

As of December 31, 2016, there were options outstanding to purchase 56,214,838 shares of common stock under the Icontrol Plans, and 3,772,054 additional shares available for Icontrol to grant under the 2013 Plan.

Exhibit 99.1 / Page 17.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

A summary of the Business’s common stock option activity for the Icontrol Plans for the years ended December 31, 2015 and 2014 is as follows:

	Outstanding Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balances as of December 31, 2014	8,606,010	0.13	7.34	113
Granted	2,099,050	0.16
Exercised	(1,375,004)	0.12
Cancelled/forfeited	(519,646)	0.15
Balances as of December 31, 2015	8,810,410	0.13	7.11	234
Granted	653,400	0.29
Exercised	(444,166)	0.13
Cancelled/forfeited	(419,876)	0.16
Balances as of December 31, 2016	8,599,768	0.15	6.3	5,802
Vested and exercisable as of December 31, 2016	6,846,575	0.12	5.04	4,784
Vested and exercisable as of December 31, 2016, and expected to vest thereafter	9,152,577	0.14	5.86	6,234

The weighted-average grant-date fair value per share of options granted during 2016, 2015 and 2014 was $0.08, $0.09 and $0.20, respectively.

At December 31, 2016, there was $0.2 million of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted-average period of two years.

Icontrol estimates the fair values of options awarded on the date of grant using the Black-Scholes option pricing model, which requires inputs including the fair value of common stock, expected term, expected volatility, risk-free interest and dividend yield. Stock-based compensation expense recognized in the combined statements of operations is based on awards ultimately expected to vest, and has been reduced for estimated forfeitures. The forfeiture rates used for valuing stock-based compensation were estimated based on historical experience.

Icontrol estimates the expected term of options granted by taking the average of the vesting term and the contractual term of the option. Separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. Since Icontrol’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares.

The risk‑free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant. The expected dividend yield was 0% as Icontrol has not paid, and does not expect to pay cash dividends.

The per-share fair value of each stock option was determined on the date of grant for the years ended December 31, 2016, 2015 and 2014 using the following assumptions:

	2016	2015	2014
Expected volatility	59%	59%	59 - 64%
Expected life (years)	6.08	6.1	5.5 - 6.1
Expected dividend yield	—%	—%	—%
Risk-free interest rate	1.50% - 1.61%	1.34% - 1.93%	1.80% - 2.50%

Exhibit 99.1 / Page 18.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

Total stock compensation expense related to the Business's employees recognized during the years ended December 31, 2016, 2015 and 2014, was as follows:

	2016	2015	2014
Cost of revenue	$13	$10	$10
Sales and marketing	15	70	64
Research and development	95	68	62
Total	$123	$148	$136

11. Employee Benefit Plan

Icontrol has established a 401(k) Plan (the "401(k) Plan") that permits participants, including the Business’s employees, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. Icontrol may, at its discretion, make matching contributions to the 401(k) Plan. Icontrol has made no contributions to the 401(k) Plan since its inception.

Subsequent to the acquisition of the Business by Alarm.com, the Icontrol 401(k) Plan was terminated. The Business's eligible employees are allowed to participate in the Alarm.com 401(k) plan.

12. Income Taxes

The components of loss before provision for income taxes for the years ended December 31 2016, 2015 and 2014 are as follows (in thousands):

	December 31,
	2016	2015	2014
United States	$(196)	$(3,326)	$(2,178)
Foreign	(767)	(1,083)	(2,452)
Total	$(963)	$(4,409)	$(4,630)

The provision for income taxes for the years ended December 31, 2016, 2015 and 2014 consisted of (in thousands):

	December 31,
	2016	2015	2014
Current:
Federal	$—	$—	$—
State	60	3	1
Foreign	235	270	185
Total current tax expense	295	273	186

Deferred:
Federal	243	243	182
State	(10)	23	4
Foreign	(245)	(293)	(213)
Total deferred tax benefit	(12)	(27)	(27)

Total Income Tax provision	$283	$246	$159

Exhibit 99.1 / Page 19.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

A reconciliation of the U.S. federal statutory income tax rate of 34.0% to our effective tax rate is as follows (in percentages):

	December 31,
	2016	2015	2014
U.S. federal statutory income tax rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	(5.2)	(0.6)	(0.1)
Meals and entertainment	(5.7)	(0.5)	(0.8)
Stock option expense	(12.2)	(3.6)	(3.0)
Nondeductible legal expense	—	(0.1)	(3.2)
Research and development tax credits	45.6	10.0	8.4
Effect of foreign operations	12.0	4.1	10.2
Change in valuation allowance	(97.8)	(48.8)	(48.9)
Effective tax rate	(29.3)%	(5.5)%	(3.4)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The amount of the Business’s deferred tax assets as of December 31, 2016 and 2015, are as follows (in thousands):

	December 31,
	2016	2015
Deferred tax assets:
Accruals and Reserves	$4,274	$2,688
Net Operating Loss Carryover	23,651	25,350
Basis Differences for Intangibles	1,087	855
Basis Differences for Fixed assets	3	—
State Income Taxes	20	1
Tax Credit Carryover	5,831	4,985
Gross Deferred Tax Assets	34,866	33,879
Valuation allowance	(34,811)	(33,804)
Deferred tax assets, net of valuation allowance	55	75

Deferred tax liabilities:
Basis difference for intangibles/goodwill	(966)	(978)
Basis difference for Fixed Assets	—	(22)
Gross Deferred Tax Liabilities	(966)	(1,000)
Deferred tax assets, net of valuation allowance and deferred tax liabilities	$(911)	$(925)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax-planning strategies in making this assessment.

Based upon the level of historical taxable loss and uncertainty on projections for future taxable income over the period in which the deferred tax assets are deductible, management believes it is more likely than not that the Business will not realize the benefits of these deductible differences as of December 31, 2016, and accordingly, a full valuation allowance has been maintained.

During the years ended December 31, 2016, 2015 and 2014, the valuation allowance recorded against the Business’s net deferred tax assets increased $1.0 million, $2.6 million and $2.7 million, respectively.

Exhibit 99.1 / Page 20.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

As of December 31, 2016, the Business had federal and state net operating loss carryforwards of $61.5 million and $47.2 million, respectively. The carryforwards expire in varying amounts beginning in 2024 and 2017 for federal and state purposes, respectively.

Additionally, as of December 31, 2016, the Business had federal and state tax credits of $5.0 million and $4.4 million, respectively. The federal credits will begin to expire in 2022. The state tax credits can be carried forward indefinitely.

Federal and state tax laws impose restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Sections 382 and 383 of the Internal Revenue Code. Accordingly, the Business’s ability to utilize these carryforwards may be limited because of such ownership change. Such a limitation could result in the expiration of carryforwards before they are utilized. The tax attributes disclosed above exclude the amount of such carryforwards that would expire unused as a result of the Section 382 limitation.

The Business’s policy is to include interest and penalties with its provision for income taxes. For the year ended December 31, 2016, the Business did not accrue any interest and penalties on its uncertain tax positions due to the fact that the Business had significant net operating loss carryforwards that are available to offset any unfavorable adjustments.

The Business recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

The following table shows the changes in the gross amount of unrecognized tax benefits for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	December 31,
	2016	2015	2014
Beginning balance	$2,674	$2,347	$1,489
Increases related to prior year tax positions	—	—	125
Decreases related to prior year tax positions	—	(57)	—
Increases related to current year tax positions	385	384	733
Ending balance	$3,059	$2,674	$2,347

The Business is subject to income taxes in the U.S. federal and various state and foreign jurisdictions. Tax regulations within each jurisdiction are subject to interpretation of the related tax laws and regulations and require the application of significant judgment. The Business is not currently subject to any ongoing U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for any years. The Business remains subject to audit for tax years after 2003.

13. Transactions with Icontrol

Corporate Costs / Allocations

Historically, the Business has been managed and operated in the normal course of business as part of Icontrol. Accordingly, certain shared costs were allocated to the Business and reflected as expenses in the stand-alone combined financial statements.

The combined financial statements include costs for services provided by Icontrol including product management, facilities and project management. Historically, these costs were charged to the Business using proportional allocation methodologies that management believes reflect a reasonable allocation of the actual costs incurred to perform these services.

In addition, for purposes of the combined financial statements, Icontrol allocated indirect general and administrative costs for certain functions and services provided by Icontrol. Such services include corporate engineering, marketing, sales, executive management, finance, legal, human resources, and information technology support. When possible, the costs related to the Business were specifically identified. Otherwise, the costs were allocated to the Business primarily on the basis of the Business’s proportion of Icontrol’s total revenue.

During 2016, Icontrol incurred legal fees related to the transaction with Alarm.com. Management specifically identified these transaction costs when possible. The remaining transaction costs were allocated based on the value of the Business in relation to Icontrol.

Management considers the allocation methodologies used to be reasonable and appropriate reflections of historical Icontrol expenses attributable to the Business for purposes of the stand-alone financial statements. However, the expenses reflected in

Exhibit 99.1 / Page 21.

Connect and Piper Business of Icontrol Networks, Inc.
Notes to the Combined Financial Statements (Continued)
December 31, 2016, 2015 and 2014

the combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the combined financial statements may not be indicative of expenses that will be incurred in the future.

Allocated corporate expenses were recorded in the combined statements of comprehensive loss within the following captions (in thousands):

	Year Ended December 31,
	2016	2015	2014
Sales and marketing	$806	$2,096	$1,098
General and administrative	5,646	7,117	4,663
Research and development	999	1,139	2,508
Transaction costs	8,089	—	—
Total	$15,540	$10,352	$8,269

Cash Management and Financing

Icontrol did not allocate the cash and cash equivalents held at the corporate level to the Business for any of the periods presented. Transfers of cash to and from Icontrol’s cash management system is reflected as a component of Icontrol net investment. All historical funding was financed by Icontrol and financing decisions were determined by Icontrol’s corporate treasury operations. Icontrol’s third-party debt, and the related interest expense, have not been allocated to the Business for any of the periods presented as the Business was not the legal obligor of the debt and the Icontrol borrowings were not directly attributable to the Business. The transactions to reconcile Icontrol net investment, including transfers of cash to and from Icontrol, are reflected in the combined statements of cash flows as transactions with Icontrol, net.

Transactions with Icontrol, net

A reconciliation of transactions with Icontrol, net in the combined statements of changes in equity (Icontrol net investment) to the corresponding amount presented in the combined statements of cash flows for all periods was as follows:

	Year Ended December 31,
	2016	2015	2014
Transactions with Icontrol, net per combined statements of equity	$(1,073)	$5,874	$22,970
Stock-based compensation	(123)	(148)	(136)
Icontrol issuance of common stock in connection with Black Sumac acquisition	—	—	(1,489)
Total transactions with Icontrol, net per combined statement of cash flows	$(1,196)	$5,726	$21,345

14. Subsequent Events

On March 8, 2017, Alarm.com completed the acquisition of the Business from Icontrol. Pursuant to the Asset Purchase Agreement, Alarm.com acquired certain assets and assumed certain liabilities of the "Connect" line of business of Icontrol and all the outstanding equity interests of the two subsidiaries through which Icontrol conducts its "Piper" line of business.

The Business evaluated subsequent events through May 23, 2017, the date these financial statements were available to be issued, and has appropriately accounted for and disclosed all relevant subsequent events through this date.

Exhibit 99.1 / Page 22.